July 2012 Filed pursuant to Rule 433 dated July 2, 2012 relating to Preliminary Pricing Supplement No. 235 dated July 2, 2012 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)
These Currency LASERS due August 2, 2015, which we refer to as the LASERS,  do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of LASERS that you hold an amount in cash that will vary depending upon the performance of the Brazilian Real (“BRL”) relative to the U.S. dollar (“USD”) as of the valuation date, as measured by the specific currency performance formula described below.  If the currency performance is greater than the downside threshold value of -50%, you will receive, in addition to the principal amount, a return based on the greater of the currency performance and the specified fixed percentage.  However, if the currency performance is equal to or less than -50%, the payment at maturity will be solely based on the currency performance, and, therefore, you will be fully exposed to the negative currency performance and will suffer a significant loss on your initial investment in the LASERS.  The LASERS are for investors who seek a BRL/USD exchange rate-based return as measured by the currency performance and who are willing to risk principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the currency performance is greater than the downside threshold value.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per LASERS (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per LASERS
Pricing date:	July , 2012
Original issue date:	August 2, 2012 (3 business days after the pricing date)
Maturity date:	August 2, 2015
Aggregate principal amount:	$
Interest:	None
Payment at maturity:	$1,000 + currency return amount. This payment may be greater than or less than the stated principal amount.
Currency return amount:
If the currency performance is greater than the downside threshold value, the currency return amount will equal:
$1,000 x [the greater of (i) currency performance and (ii) fixed percentage]
If the currency performance is equal to or less than the downside threshold value, the currency return amount will equal:
$1,000 x currency performance
In this scenario, the payment at maturity will be equal to or less than $500 per stated principal amount of LASERS and could be zero.  There is no minimum payment at maturity on the LASERS.

Downside threshold value:	-50%
Fixed percentage:	26% to 31%. The actual fixed percentage will be determined on the pricing date.
Currency performance:
1 - (final exchange rate / initial exchange rate), provided that in no event will the currency performance be less than -100%
This formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per LASERS to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the LASERS.  See “How Does The Currency Performance Formula Work?” on page 3.

Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of BRL per one USD), as determined by reference to the reference source on such day.

Reference source:	Reuters page “BRFR”
Valuation date:	July 29, 2015, subject to adjustment for non-currency business days
CUSIP / ISIN:	617482SQ8 / US617482SQ81
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$1,000	$22.50	$977.50
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERS purchased by that investor. The lowest price payable by an investor is $992.50 per LASERS. Please see “Syndicate Information” on page 9 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each LASERS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Descriptions of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 235 dated July 2, 2012
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Investment Overview

Currency LASERS

The Currency LASERS due August 2, 2015 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (the “LASERS”) can be used:

▪	To gain exposure to the Brazilian real and provide diversification of underlying asset class exposure.

▪
To provide limited protection against loss and potentially outperform the currency performance for a certain range of currency performance due to the fixed percentage if the currency performance is above the downside threshold value of -50%.

There are several important factors you should consider in connection with your investment in the LASERS:

▪
The LASERS do not provide a “linear return” on the performance of the BRL relative to the U.S. dollar.  A linear return is the return that would be achieved by converting a notional amount of U.S. dollars into BRL at the initial exchange rate and then, on the valuation date, converting the resulting amount of BRL back into U.S. dollars at the final exchange rate.  Instead, the return on the LASERS will be determined by reference to the currency return amount and the currency performance formula described in this document.

▪
The currency performance formula described in this document will magnify any depreciation and diminish any appreciation in the BRL relative to the U.S. dollar as compared to a linear return, and these effects will increase the more the BRL appreciates or depreciates.  One consequence of this is that, if the BRL depreciates in value by 50% relative to the U.S. dollar (based on a linear return), the currency performance will be -100%, and you will lose your entire investment in the LASERS.

▪
Because of the way currency performance is calculated, the currency performance of the BRL will never exceed 100%.  As a result, in no event will the payment at maturity per LASERS be greater than $2,000.

Maturity:	3 years
Fixed percentage:	26% to 31%. The actual fixed percentage will be determined on the pricing date.
Downside threshold value:	-50%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the LASERS.
Maximum payment at maturity:	The currency performance formula effectively limits the maximum payment at maturity to $2,000 per LASERS.
Interest:	None

July 2012	Page 2

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

How Does the BRL/USD Exchange Rate Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.  The exchange rate for the Brazilian real is expressed as the number of units of the Brazilian real per U.S. dollar.

▪
As a result, a decrease in the exchange rate means that the Brazilian real has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.50 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 2.00.

▪
Conversely, an increase in the exchange rate means that the Brazilian real has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 2.10 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 2.00.

How Does The Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the LASERS effectively limits the positive currency performance to 100%, and will magnify any depreciation and diminish any appreciation in the BRL relative to the USD as compared to a linear return.

▪	In the example below, the Brazilian real strengthens from the initial exchange rate of 2.00 to the final exchange rate of 1.80, resulting in the currency performance of 1 – (1.80 / 2.00) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	1.80

▪
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 2.00 to the final exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.0001 / 2.00) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	0.0001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance will be no greater than 100%.  Therefore, the currency performance formula effectively limits the maximum payment at maturity per LASERS to $2,000.

▪	In the example below, the Brazilian real weakens from the initial exchange rate of 2.00 to the final exchange rate of 4.00, resulting in the currency performance of 1 – (4.00 / 2.00) = –100%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	4.00

This example illustrates that, because of the way currency performance is calculated, if the BRL depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the LASERS.  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always underperform a performance percentage calculated using a linear return formula.

The actual initial exchange rate and final exchange rate will vary from those used in the examples above.

July 2012	Page 3

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Key Investment Rationale
This approximately 3-year investment offers a potential return at maturity based on the appreciation or depreciation of the BRL relative to the USD as measured by the currency performance and limited protection from loss if the currency performance is greater than -50%, which we refer to as the downside threshold value.

Upside Scenario
The currency performance is greater than the downside threshold value and, at maturity, the LASERS pay the stated principal amount of $1,000 plus a return equal to the greater of (i) the currency performance and (ii) the fixed percentage of 26% to 31%.  The actual fixed percentage will be determined on the pricing date.

Downside Scenario
The currency performance is equal to or less than the downside threshold value and, at maturity, the LASERS pay less than the stated principal amount by an amount proportionate to the negative currency performance.  This amount will be equal to or less than $500 per stated principal amount of LASERS and could be zero. There is no minimum payment at maturity on the LASERS and, accordingly, investors may lose their entire initial investment in the LASERS.

Summary of Selected Key Risks (see page 14)

▪	The LASERS do not pay interest or guarantee return of principal.

▪	You will not benefit from the fixed percentage if the currency performance is at or below the downside threshold value.

▪	The appreciation potential of the LASERS is limited by the currency performance formula.

▪	The currency performance formula will diminish any appreciation and magnify any depreciation of the Brazilian real relative to the U.S. Dollar.

▪	The LASERS are subject to currency exchange risk.

▪	Market price of the LASERS may be influenced by many unpredictable factors.

▪	The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.

▪	The LASERS are exposed to a single emerging markets currency and therefore expose you to a significant non-diversified currency risk.

▪	Government intervention in the currency markets could materially and adversely affect the value of the LASERS.

▪	Even though currencies trade around the clock, the LASERS will not.

▪	Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the LASERS.

▪	The amount payable on the LASERS is not linked to the BRL/USD exchange rate at any time other than the valuation date.

▪	Investing in the LASERS is not equivalent to investing directly in the BRL.

▪	The LASERS will not be listed and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

July 2012	Page 4

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Fact Sheet

The LASERS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than or less than the stated principal amount depending on the performance of the Brazilian real relative to the U.S. dollar as of the valuation date as measured by the currency performance.  The LASERS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2012	August 2, 2012 (3 business days after the pricing date)	August 2, 2015

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per LASERS (see “Syndicate Information” on page 9)
Stated principal amount:	$1,000 per LASERS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Payment at maturity:	$1,000 + currency return amount. This payment may be greater than or less than the stated principal amount.
Currency return amount:
If the currency performance is greater than the downside threshold value, the currency return amount will equal:
$1,000 x [the greater of (i) currency performance and (ii) fixed percentage]
If the currency performance is equal to or less than the downside threshold value, the currency return amount will equal:
$1,000 x currency performance
In this scenario, the payment at maturity will be equal to or less than $500 per stated principal amount of LASERS and could be zero.  There is no minimum payment at maturity on the LASERS.

Downside threshold value:	-50%
Fixed percentage:	26% to 31%. The actual fixed percentage will be determined on the pricing date.
Currency performance:
1 - (final exchange rate / initial exchange rate), provided that in no event will the currency performance be less than -100%
This formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per LASERS to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the LASERS  See “How Does The Currency Performance Formula Work?” on page 3 above.

Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of BRL per one USD), as determined by reference to the reference source on such day.

Reference source:	Reuters page “BRFR”
Valuation date:	July 29, 2015, subject to adjustment for non-currency business days
Risk factors:	Please see “Risk Factors” beginning on page 14.

July 2012	Page 5

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

General Information
Listing:	The LASERS will not be listed on any securities exchange.
CUSIP:	617482SQ8
ISIN:	US617482SQ81
Minimum ticketing size:	$1,000 / 1 LASERS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the LASERS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the LASERS or instruments that are similar to the LASERS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  We intend to treat a LASERS for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the LASERS is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the LASERS is respected and subject to the discussion below concerning the potential application of Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”), the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to settlement, other than pursuant to a sale or exchange; and

▪  upon sale, exchange or settlement of the LASERS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Because the payment on the LASERS is linked to a foreign currency, it is likely that the LASERS will be subject to Section 988 of the Code.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the LASERS.

Because the LASERS are linked to a foreign currency, there is a risk that an investment in the LASERS will constitute a “Section 1256 Contract” as defined in Section 1256 of the Code.  If this treatment applies, U.S. Holders would be required (i) to recognize gain or loss on all, or a portion, of the LASERS as if it were sold at its fair market value on the last business day of each year it is held (the “mark-to-market rule”), and (ii) if the election under Section 988 of the Code described above were available and validly made by a U.S. Holder, to treat such gain or loss as 40% short-term capital gain or loss and 60% long-term capital gain or loss.  In the absence of a valid election under Section 988 of the Code, the gain or loss recognized would be ordinary.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the LASERS—Possible Application of Section 1256 of the Code” in the accompanying preliminary pricing supplement for additional information and consult their tax advisers regarding the potential application of the “mark-to-market rule” under Section 1256 of the Code.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the LASERS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the LASERS are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the LASERS for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States

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Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the LASERS.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the LASERS by taking positions in forwards and options contracts on the BRL or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the BRL relative to the U.S. dollar on the pricing date, and, therefore, increase the value relative to the U.S. dollar that the BRL must attain on the valuation date so that you do not suffer a loss on your initial investment in the LASERS.  For further information on our use of proceeds and hedging, see “Description of LASERS—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief

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Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The LASERS are contractual financial instruments.  The financial exposure provided by the LASERS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the LASERS.  The LASERS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the LASERS.

Each purchaser or holder of any LASERS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the LASERS, (B) the purchaser or holder’s investment in the LASERS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the LASERS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the LASERS and (B) all hedging transactions in connection with our obligations under the LASERS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each LASERS they sell.

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MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price	Selling concession	Principal amount of the LASERS for any single investor
$1,000.00	$22.50	<$1MM
$996.25	$18.75	≥$1MM and <$3MM
$994.375	$16.875	≥$3MM and <$5MM
$992.50	$15.00	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the LASERS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying preliminary pricing supplement describing this offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks on the front page of this document.

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How the LASERS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the LASERS at maturity for a range of hypothetical currency performances.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per LASERS
Downside Threshold Value:	-50%
Hypothetical Fixed Percentage:	28.5%

Currency LASERS Payoff Diagram

*Because of the way currency performance is calculated, in no event will the currency performance exceed 100%.  As a result, the maximum payment at maturity is limited to $2,000 per LASERS.

How it works

¡
Upside Scenario.  If the currency performance is greater than the downside threshold value, the investor would receive $1,000 plus $1,000 times the greater of (i) the currency performance and (ii) the fixed percentage of 26% to 31%, to be determined on the pricing date.  Under the hypothetical terms of the LASERS, an investor would receive a payment at maturity of $1,285 per LASERS if the currency performance is no more than 28.5%, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the positive currency performance if the currency performance is greater than 28.5%.  Because the currency performance formula effectively limits the positive currency performance to 100%, in no event will the payment at maturity per LASERS be greater than $2,000.

¡
Downside Scenario.  If the currency performance is equal to or less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the negative currency performance.  For example, if the currency performance is -60%, the payment at maturity would be $400 per LASERS (40% of the stated principal amount).

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Hypothetical Examples
Below are four examples of how to calculate the currency performance and the payment at maturity based on hypothetical final exchange rates.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rate for the BRL is expressed as the number of units of the BRL per USD.

The examples below reflect the downside threshold value of -50% and assume a hypothetical fixed percentage of 28.5% and a hypothetical initial exchange rate of 2.00.  The numbers appearing in the examples below may have been rounded for ease of analysis.  The actual initial exchange rate and final exchange rate will vary from those used in the examples below.

EXAMPLE 1: The BRL has appreciated relative to the USD and the currency performance is greater than the hypothetical fixed percentage.  Your return is greater than the fixed percentage-based return, and you will fully participate in the positive currency performance.

Hypothetical final exchange rate	=	1.20
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (1.20 / 2.00)
	=	40%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 40%
	=	$400
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,400
Payment at maturity = $1,400 per LASERS

EXAMPLE 2: The BRL has depreciated relative to the USD, but the currency performance is still greater than the downside threshold value.  You receive the fixed percentage-based return.

Hypothetical final exchange rate	=	2.20
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (2.20 / 2.00)
	=	–10%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 28.5%
	=	$285
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,285
Payment at maturity = $1,285 per LASERS

EXAMPLE 3: The BRL has depreciated relative to the USD and the currency performance is equal to the downside threshold value.  You are fully exposed to the negative currency performance.

Hypothetical final exchange rate	=	3.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (3.00 / 2.00)
	=	–50%

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Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–50%)
	=	–$500
Payment at maturity	=	stated principal amount + currency return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the currency return amount is negative.
	=	$1,000 + (–$500)
	=	$500
Payment at maturity = $500 per LASERS

EXAMPLE 4: The BRL has depreciated relative to the USD and the currency performance is -100%.  You are fully exposed to the negative currency performance and lose your entire initial investment in LASERS.

Hypothetical final exchange rate	=	4.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (4.00 / 2.00)
	=	–100%
Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–100%)
	=	–$1,000
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,000 + (–$1,000)
	=	$0
Payment at maturity = $0 per LASERS

This example illustrates that, because of the way currency performance is calculated, if the BRL depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the LASERS.  In no event will the currency performance be less than -100%.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount and the currency return amount.  The currency return amount may be positive or negative.

If the currency performance is greater than the downside threshold value of -50%, the currency return amount will equal:

$1,000    x    [the greater of (i) currency performance and (ii) fixed percentage]
currency performance	=	1 – (final exchange rate/initial exchange rate)
The currency performance formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity to $2,000 per LASERS.
initial exchange rate	=	the exchange rate on the pricing date
final exchange rate	=	the exchange rate on the valuation date
downside threshold value	=	-50%
fixed percentage	=	26% to 31% (to be determined on the pricing date)

If the currency performance is less than or equal to the downside threshold of -50%, the currency return amount will equal:

$1,000   x   currency performance

Because the currency performance will be equal to or less than –50% in this scenario, the payment at maturity per security will be equal to or less than $500 per stated principal amount of LASERS and could be zero.  There is no minimum payment at maturity on the LASERS and, accordingly, investors may lose their entire initial investment in the LASERS.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-12 of the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the LASERS.

▪
The LASERS do not pay interest or guarantee return of any principal.  The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the currency performance is less than or equal to the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each LASERS by an amount proportionate to the negative currency performance.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.  See “How the LASERS Work” on page 10 above.

▪
You will not benefit from the fixed percentage if the currency performance is at or below the downside threshold value.  If the currency performance is less than or equal to the downside threshold value, the payment at maturity will solely depend on the currency performance on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 26% to 31%.  The actual fixed percentage will be determined on the pricing date.  As a result, you will be exposed on a 1 to 1 basis to any negative currency performance.

▪
The appreciation potential of the LASERS is limited by the currency performance formula.  The formula used to calculate the currency performance limits the positive currency performance to 100%.  As a result, in no event will the payment at maturity per LASERS be greater than $2,000.

▪
The currency performance formula will diminish any appreciation and magnify any depreciation of the Brazilian real relative to the U.S. Dollar.  The LASERS do not provide a “linear return” on the performance of the BRL relative to the USD.  A linear return would reflect the return that would be achieved by converting a notional amount of the USD into the BRL at the initial exchange rate and then, on the valuation date, converting the resulting amount of the BRL back into the USD at the final exchange rate. Instead, the return on the LASERS will be determined by reference to the currency performance formula described in this document, which do not reflect a linear return.  Under this formula, any appreciation of the BRL relative to the USD will be diminished, as compared to a linear return, while any depreciation of the BRL relative to the USD will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of the BRL relative to the USD increases as the currency performance increases, and the magnifying effect on any depreciation of the BRL relative to the USD increases as the currency performance decreases. This magnifying effect on any depreciation of the BRL means that if the BRL depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and you will lose your entire initial investment in the LASERS.  Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

▪
The LASERS are subject to currency exchange risk. Fluctuations in the exchange rate between the BRL and the USD will affect the value of the LASERS.  The exchange rate between the BRL and the USD is volatile and is the result of numerous factors specific to Brazil and the United States including the supply of, and the demand for, the BRL, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Brazil and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.  The weakening of the BRL relative to the USD may have a material adverse effect on the value of the LASERS and the return on an investment in the LASERS.

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▪
The market price of the LASERS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market.  We expect that generally the exchange rate of the BRL relative to the USD on any day will affect the value of the LASERS more than any other single factor.  Other factors that may influence the value of the LASERS include:

o	the exchange rate in relation to the downside threshold value at any time;

o	the volatility (frequency and magnitude of changes in value) of the exchange rate;

o	interest and yield rates in the U.S. and in Brazil;

o	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the BRL, the USD or currency markets generally and that may affect the final exchange rate;

o	the time remaining until the maturity of the LASERS;

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your LASERS prior to maturity.  For example, you may have to sell your LASERS at a substantial loss if, at the time of sale, the currency performance is equal to or less than -50%.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
The LASERS are exposed to a single emerging markets currency and therefore expose you to a significant non-diversified currency risk. The LASERS are linked to the performance of a single emerging markets currency, the BRL, and therefore are subject to risk of significant adverse fluctuations in the performance of the BRL relative to the USD.  The LASERS do not provide diversified exposure to currencies generally.  As an emerging markets currency, the BRL is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the LASERS.

The exchange rate between the BRL and the USD is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the BRL relative to the USD.  In 1999, the BRL suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the BRL for USD as well as to regulate the flow of the BRL into and out of the country.

Since then, the exchange rate has fluctuated considerably.  In 2009, the BRL depreciated sharply against the USD but has since recovered somewhat.  The BRL is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of

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Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

▪
Government intervention in the currency markets could materially and adversely affect the value of the LASERS.  Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the LASERS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the LASERS in the event that the floating exchange rate between the BRL and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the BRL, or any other currency. Therefore, any significant changes or governmental actions with respect to the BRL, the USD or any other currency that result in the weakening of the BRL relative to the USD may have a material adverse effect on the value of the LASERS and the return on an investment in the LASERS.

In addition, if the BRL is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the LASERS, the calculation agent, in its sole discretion, will determine the exchange rate for the BRL (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the payment at maturity, if any.

▪
Even though currencies trade around the clock, the LASERS will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the LASERS, if any trading market develops, will not conform to the hours during which the BRL and the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the LASERS.  The possibility of these movements should be taken into account in relating the value of the LASERS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the BRL and the USD used to calculate the currency performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the BRL may adversely affect the value of the LASERS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate of between the BRL and the USD and, therefore, the value of the LASERS.

▪
The amount payable on the LASERS is not linked to the BRL/USD exchange rate at any time other than the valuation date.  The final exchange rate will be based on the BRL/USD exchange rate on the valuation date, subject to postponement for non-currency business days.  Even if the BRL appreciates relative to the USD prior to the valuation date but then drops on the valuation date to so that the currency performance is at or below the downside threshold, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the BRL/USD exchange rate prior to such drop.  Although the actual BRL/USD exchange rate on the maturity date or at other times during the term of the LASERS may be higher

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than the final exchange rate, the payment at maturity will be based solely on the BRL/USD exchange rate on the valuation date.

▪
Investing in the LASERS is not equivalent to investing directly in the BRL.  Investing in the LASERS is not equivalent to investing directly in the BRL.  You may receive a lower payment at maturity than you would have received if you had invested directly in the BRL.  The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

▪
The LASERS will not be listed and secondary trading may be limited.  The LASERS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the LASERS. MS & Co. may, but is not obligated to, make a market in the LASERS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS. Accordingly, you should be willing to hold your LASERS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate, the final exchange rate and the currency performance, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the exchange rate in the event of a discontinuance of reporting of the BRL/USD exchange rate, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries expect to carry out hedging activities related to the LASERS (and possibly to other instruments linked to the BRL and/or the USD), including trading in futures, forwards and/or options contracts on the BRL; as well as in other instruments related to the BRL and/or USD. Some of our subsidiaries also trade the BRL and other financial instruments related to the BRL on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the BRL relative to the USD on the pricing date and, as a result, could increase the value relative to the USD that the BRL must attain on the valuation date so that you do not suffer a loss on your initial investment in the LASERS.  Additionally, such hedging or trading activities during the term of the LASERS could potentially affect the exchange rate of the BRL on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the LASERS, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the LASERS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  Because the LASERS

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provide for the return of principal except where the currency performance is less than or equal to the downside threshold value, the risk that the LASERS would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  Moreover, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the LASERS are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the LASERS for U.S. Holders, possibly with retroactive effect.  Alternatively, the IRS could also assert that a LASERS constitutes a “Section 1256 Contract” that is subject to the “mark-to-market rule” under Section 1256 of the Code, in which case a holder would recognize gain or loss in each year as if the LASERS, or a portion thereof, were sold for its fair market value on the last business day of the year.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the LASERS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Historical Information

The following table sets forth the published high, low and end-of-quarter daily Brazilian real / U.S. dollar exchange rates, expressed as the number of Brazilian reals per one U.S. dollar, for each quarter in the period from January 1, 2007 through June 27, 2012.  The Brazilian real / U.S. dollar exchange rate on June 27, 2012 was 2.07850.  The graph following the table sets forth the historical performance of the Brazilian real relative to the U.S. dollar for the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial exchange rate and the final exchange rate.  You cannot predict the future performance of the Brazilian real relative to the U.S. dollar based on its historical performance.

BRL (# BRL / USD)	High	Low	Period End
2007
First Quarter	2.15230	2.04440	2.05940
Second Quarter	2.04780	1.90450	1.92900
Third Quarter	2.09300	1.83360	1.83360
Fourth Quarter	1.83900	1.73300	1.78000
2008
First Quarter	1.83060	1.66890	1.75190
Second Quarter	1.74440	1.59150	1.60370
Third Quarter	1.96340	1.56000	1.90460
Fourth Quarter	2.51270	1.91760	2.31450
2009
First Quarter	2.44730	2.17650	2.32280
Second Quarter	2.27380	1.92310	1.95180
Third Quarter	2.00920	1.76700	1.76700
Fourth Quarter	1.78660	1.69890	1.74450
2010
First Quarter	1.89500	1.72000	1.78130
Second Quarter	1.88360	1.72700	1.80470
Third Quarter	1.79260	1.68730	1.68730
Fourth Quarter	1.74160	1.65300	1.66130
2011
First Quarter	1.68910	1.62880	1.63180
Second Quarter	1.63620	1.56210	1.56330
Third Quarter	1.90550	1.53910	1.87930
Fourth Quarter	1.89800	1.67210	1.86680
2012
First Quarter	1.87140	1.69580	1.82680
Second Quarter (through June 27, 2012)	2.09070	1.81790	2.07850

Brazilian real January 1, 2007 through June 27, 2012 (expressed as units of BRL per USD)

July 2012	Page 19